UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd., Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (808) 682-7800
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 23, 2008, Hoku Solar, Inc. (“Hoku Solar”), a Delaware corporation and wholly owned subsidiary of Hoku Scientific, Inc., a Delaware corporation (“Hoku Scientific”) and UFA Renewable Energy Fund I, LLC, a Delaware limited liability company (“UFA”) established and capitalized Hoku Solar Power I, LLC, a California limited liability company (“Power I”).  Hoku Solar made an initial capital contribution on December 23, 2008, and UFA made a capital contribution on December 24, 2008.  Power I is intended to provide financing for photovoltaic (“PV”) power systems to be installed and operated in the State of Hawaii by Hoku Solar.

Hoku Solar was selected by the Hawaii Department of Transportation (“DOT”) to design, engineer and install PV power systems at certain airports and other locations across the state of Hawaii. Under the terms of the Operating Agreement of Power I, dated as of December 23, 2008, by and among UFA and Hoku Solar (the “Operating Agreement”), Hoku Solar will assign its power purchase agreements to Power I, which was created to own and operate each system and will sell the electricity generated by the PV power systems to DOT at a predetermined rate over a contract period of 20 years.

Hoku Scientific and UFA confirmed that the financing of Power I is expected to be sufficient for Hoku Solar to complete all seven planned PV installations at DOT facilities on Kauai, Maui and Hawaii Island, which are anticipated to generate a total of nearly 1 megawatt of clean solar power.

Hoku Solar has completed the engineering, design and procurement phases for the projects and commenced system installation earlier this month at two DOT project sites on the island of Kauai.  Hoku Scientific expects to complete the installation of all seven systems during the first calendar quarter of 2009.

Power I and Hoku Solar entered into the Development Services Agreement, dated December 23, 2008 (the “Development Agreement”), pursuant to which Hoku Solar agreed to construct, install, develop and commission the PV power systems on behalf of Power I.  Hoku Solar also agreed to operate and maintain the systems pursuant to the terms and conditions of the Purchase and Sale and Operation and Maintenance Agreement, dated as of December 23, 2008, between Hoku Solar and Power I (the “Purchase Agreement”). Each system will be sold to Power I prior to the commencement of commercial operation.

As part of its agreement with UFA, Hoku Solar granted a right of first refusal to UFA on its future solar projects to be installed during calendar years 2009 and 2010 pursuant to the terms and conditions set forth in the Right of First Refusal Agreement, dated as of December 23, 2008, between UFA and Hoku Solar (the “Right of First Refusal Agreement”).

Hoku Scientific and Hoku Solar agreed, pursuant to a Guaranty, dated as of December 23, 2008, by and among Power I, UFA, Firstar Development LLC, a Delaware limited liability company, Hoku Scientific and Hoku Solar (the “Guaranty”) to guarantee certain obligations set forth in the Operating Agreement.  These obligations include (1) the payment to UFA of up to a projected $2,630,505 if a recapture of certain tax credits occurs under the Operating Agreement which are a result of actions taken or not taken by Power I, Hoku Solar (as managing member of Power I) or DOT, such recapture amount shall decrease by a fixed percentage each year based on the credit claimed by UFA; (2) the payment to UFA of up to $4,043,050 if (i) the systems are not placed in service by April 15, 2009, (ii) an event of default occurs prior to the systems being placed in service, (iii) the systems qualify for less than seventy percent (70%) of the projected tax credits as set forth in the Operating Agreement or (iv) an event of bankruptcy has occurred with respect to Hoku Solar prior to the third installment payment made by UFA; (3) the payment of any excess development costs with respect to the systems, which includes covering any operating deficits associated with Power I; or (4) purchasing UFA’s interest in Power I, which interest shall equal the greater of (i) the fair market value of UFA’s interest in Power I, (ii) $157,974, or (iii) an amount necessary for UFA to achieve its target internal rate of return per annum on an after-tax, cumulative basis over the period in which UFA owns its interest in Power I.  The guarantee obligations described above are contingent and may be limited based upon the facts surrounding the triggering events listed above.

The above-stated description of the Operating Agreement, the Development Agreement, the Purchase Agreement, the Right of First Refusal Agreement, and the Guaranty is qualified in its entirety by reference to the terms of each respective agreement, which will be filed with Hoku Scientific's Quarterly Report on Form 10-Q for the fiscal quarter ending December 31, 2008.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is contained in Item 1.01 of this report and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: December 29, 2008

Hoku Scientific, Inc.

By:	/s/ Dustin Shindo
Dustin Shindo
Chairman of the Board of Directors, President and Chief Executive Officer